China Recycling Energy Announces Carlyle Asia Growth Partners’ Conversion to Common Shares

XI'AN, China, July 22, 2011-- China Recycling Energy Corp. (NASDAQ: CREG or "the Company"), a leading industrial waste-to-energy solution provider in China, today announced that the Company issued 4,149,599 shares of their common stock to Carlyle Asia Growth Partners III, L.P. and 184,593 shares of their common stock to CAGP III Co-Investment, L.P., pursuant to the 5% Secured Convertible Promissory Note dated April 29, 2008, as disclosed in the Form 8-K filed on April 30, 2008.

Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P. together have converted the $5,000,000 principal amount under the 5% Secured Convertible Promissory Note into a total 4,334,192 shares of China Recycling Energy Corporation’s common stock at the conversion price per share of $1.154.

The issuance of shares to the above investors is made in reliance on the exemptions from registration provided by (i) Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") as a transaction by an issuer not involving any public offering and (ii) Regulation S under the Securities Act.

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About China Recycling Energy Corp.

China Recycling Energy Corp. (NASDAQ: CREG or "the Company") is based in Xi'an, China and provides environmentally friendly waste-to-energy technologies to recycle industrial byproducts for steel mills, cement factories and coke plants in China. Byproducts include heat, steam, pressure, and exhaust to generate large amounts of lower-cost electricity and reduce the need for outside electrical sources. The Chinese government has adopted policies to encourage the use of recycling technologies to optimize resource allocation and reduce pollution. Currently, recycled energy represents only an estimated 1% of total energy consumption and this renewable energy resource is viewed as a growth market due to intensified environmental concerns and rising energy costs as the Chinese economy continues to expand. The management and engineering teams have over 20 years of experience in industrial energy recovery in China. For more information about CREG, please visit http://www.creg-cn.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of China Recycling Energy Corp. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.
For more information, please contact:

In China:
Mr. Leo Wu
Investor Relations
China Recycling Energy Corp.
Tel:    +86-29-8765-1096
Email: tch@creg-cn.com

In USA:
Mr. Howard Gostfrand
Investor Relations
American Capital Ventures, Inc.
Tel:    +1-305-918-7000
Email: info@amcapventures.com